Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CreditRiskMonitor Announces Preliminary Results for 2021 and $1 Million Share Repurchase Program

VALLEY COTTAGE, NY—February 1, 2021—CreditRiskMonitor (OTCQX: CRMZ) announced preliminary results of operation for twelve months ended December 31, 2021.  Revenue grew to approximately $17 million and Operating Income grew to approximately $2 million plus.  These figures are subject to change under the final audit process.

Additionally, the Company’s Board of Directors has authorized a share repurchase program for the repurchase of up to $1 million of the Company’s outstanding common stock.

Mike Flum, President and COO, said, “With a strong balance sheet and cash flow performance for 2021, we are well positioned to invest in CreditRiskMonitor’s common stock, consistent with our commitment to creating value for our shareholders, subject to the applicable rules and regulations.”

The shares may be purchased from time to time in the open market or in privately negotiated transactions.  Such purchases will be at times and in amounts as the Company deems appropriate based on factors such as market conditions, legal requirements and other business considerations. The share repurchase authorization does not obligate the company to acquire any particular amount of common stock, and may be modified, suspended or discontinued at any time or from time to time at the company’s discretion.

Overview

CreditRiskMonitor (http://www.creditriskmonitor.com) is a web-based publisher of financial information that helps corporate credit and procurement professionals stay ahead of business financial risk quickly, accurately and cost effectively. The service offers comprehensive commercial credit reports and financial risk analysis covering public companies worldwide.

The Company also collects a significant amount of trade receivable data on both public and a select group of private companies every month, to help subscribers determine payment performance.

Over 35% of the Fortune 1000 plus over 1,000 other large companies worldwide depend on CreditRiskMonitor’s timely news alerts and reports featuring detailed analyses of financial statements, ratio analysis and trend reports, peer analyses, bond agency ratings, crowdsourcing of risk professionals as well as the Company’s proprietary FRISK® and PAYCE® scores.

Safe Harbor Statement

Certain statements in this press release, including statements prefaced by the words “anticipates”, “estimates”, “believes”, “expects” or words of similar meaning, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, expectations or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, including, among others, risks associated with the COVID-19 pandemic and those risks, uncertainties and factors referenced from time to time as “risk factors” or otherwise in the Company’s Registration Statements or Securities and Exchange Commission Reports. We disclaim any intention or obligation to revise any forward-looking statements, whether as a result of new information, a future event, or otherwise.

CONTACT:
CreditRiskMonitor.com, Inc.
Mike Flum, President & COO
(845) 230-3037
ir@creditriskmonitor.com